Exhibit 10(b)(ii)

CBS Corporation

Form of Restricted Share Units Certificate

(Performance-Based with Time-Vesting)

Granted under the [_________________] Plan

DATE OF GRANT:___________________

This certifies that CBS Corporation has granted to the employee named on the CBS Stock Plans webpage (the “Participant”) on the date indicated above (the “Date of Grant”), the target number of Restricted Share Units, corresponding to the Company’s Class B Common Stock, listed under the Restricted Shares and Units Award Listing tab of the CBS Stock Plans webpage (the “Target Award”), under the Company’s [_________________] Plan, as amended from time to time, all on the Terms and Conditions attached hereto.

Executive Vice President,
Human Resources and Administration

If there is a discrepancy between the CBS Stock Plans webpage and the official records maintained by the office of the Executive Vice President, Human Resources and Administration, the official records will prevail.

CBS Corporation

Form of Terms and Conditions to the Restricted Share Units Certificate

(Performance-Based with Time-Vesting)

Granted under the [_________________] Plan

ARTICLE I

TERMS OF PERFORMANCE-BASED RESTRICTED SHARE UNITS

Section 1.1  Grant of Restricted Share Units.  CBS Corporation, a Delaware corporation (the “Company”), has awarded the Participant Restricted Share Units (the “RSUs”) under the [_________________] Plan, as amended from time to time (the “Plan”).  The RSUs have been awarded to the Participant subject to the terms and conditions contained in (A) the certificate for the grant of RSUs attached hereto (the “Restricted Share Units Certificate”), (B) the terms and conditions contained herein (the Restricted Share Units Certificate and the terms and conditions herein, collectively, the “Certificate”) and (C) the Plan, the terms of which are hereby incorporated by reference (the items listed in (A), (B), and (C), collectively, the “Terms and Conditions”).  A copy of the Plan has been or will be made available to the Participant on-line at Morgan Stanley Smith Barney’s website.

Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Restricted Share Units Certificate or the Plan.

Section 1.2  Terms of RSUs.

(a)                                  Determination of Number of RSUs Eligible for Vesting and Settlement.  The Committee shall establish a performance goal for the RSUs based on achievement of [_________________] (the “Performance Goal”), subject to adjustment pursuant to Section 2.1 or 2.2 hereof, for calendar year [_____] (the “Performance Period”).  As of the last day of the Performance Period, the Company’s degree of achievement (expressed as a percentage) of the Performance Goal will be used to calculate the number of RSUs eligible for vesting and settlement pursuant to Sections 1.2(b) and (c), determined in accordance with the following schedule:

(i)                   If the Company achieves less than 80% of the Performance Goal for the Performance Period, the RSUs will be forfeited;

(ii)                If the Company achieves 80% of the Performance Goal for the Performance Period (“Minimum Threshold Performance”), the number of RSUs will be equal to 80% of the Target Award;

(iii)             If the Company achieves 100% of the Performance Goal for the Performance Period, the number of RSUs will be equal to the Target Award; and

(iv)            If the Company achieves 120% or more of the Performance Goal for the Performance Period, the number of RSUs will be equal to 120% of the Target Award.

For achievement at an intermediate point between 80% and 100% or between 100% and 120%, the number of RSUs eligible for vesting and settlement pursuant to Sections 1.2(b) and (c) will be interpolated on a straight-line basis between the respective numbers of RSUs at such percentages.  Fractional RSUs will be rounded to the next highest whole RSU.

(b)                                 Vesting.  The number of RSUs determined pursuant to Section 1.2(a) shall vest in four equal installments on each of the first four anniversaries of the Date of Grant, subject to the Committee certifying that at least Minimum Threshold Performance has been achieved.  Any fractional RSUs resulting from the application of the foregoing vesting schedule will be aggregated and will vest on whichever of such vesting dates as shall be determined by the Company in accordance with its customary procedures.  Notwithstanding anything to the contrary in Section 1.2(e) below, unless the Committee determines that at least Minimum Threshold Performance has been achieved, the RSUs will not vest, and will be immediately cancelled in their entirety and the Participant’s rights with respect to such RSUs will cease.

(c)                  Settlement.  Within ten (10) business days after the date each installment of the RSUs vests, that installment of the vested RSUs shall be settled in shares of Class B Common Stock, which may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration; provided, however, that the RSUs scheduled to vest on the first anniversary of the Date of Grant will be settled between January 1st and March 15th of the calendar year following the end of the Performance Period, unless the first anniversary of the Date of Grant occurs after such settlement period, in which case the RSUs will be settled not later than March 15th of the calendar year following the calendar year in which the first anniversary of the Date of Grant occurs; provided, further, that such shares shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable.  (The Company currently does not issue share certificates for the Class B Common Stock.)  The Company will settle vested RSUs by delivering the corresponding number of shares of Class B Common Stock (less any shares withheld to satisfy withholding tax obligations) to the Participant’s equity compensation account maintained with Morgan Stanley Smith Barney (or its successor as service provider to the Company’s equity compensation plans).  Following settlement, the Participant may direct Morgan Stanley Smith Barney (or its successor) to sell some or all of such shares, may leave such shares in such equity compensation account or may transfer them to an account that the Participant maintains with a bank or broker by following the instructions made available to the Participant by the Company.

(d)                 Dividend Equivalents.  Dividend Equivalents shall accrue on the RSUs until the RSUs are vested and settled.  Dividend Equivalents will be subject to the same vesting and forfeiture conditions as the underlying RSUs on which the Dividend Equivalents were accrued.  The Company shall maintain a bookkeeping account on behalf of the Participant to record the amount of the Dividend Equivalents credited in respect of the Participant’s RSUs and shall periodically credit the accrual of Dividend Equivalents to the Participant’s account at such time and in such manner as determined by the Committee, in its discretion.  Accrued Dividend Equivalents that have been credited to the Participant’s account shall be paid in cash through payroll (reduced by amounts necessary to satisfy withholding tax obligations) in a lump sum as soon as practicable after the date the RSUs on which the Dividend Equivalents accrued are settled, but in no event later than the sixtieth (60th) day after such date; provided, however, that Dividend Equivalents shall be accrued and paid only with respect to the Target Award, unless actual performance results in vesting and settlement of a lesser number of RSUs than the Target Award, in which case Dividend Equivalents shall be paid only with respect to such lesser number of RSUs; provided, further, that if RSUs are scheduled to vest and be settled between a dividend record date and a dividend payment date, the Dividend Equivalents payable with respect to the RSUs on account of such dividend will be paid in a lump sum on the dividend payment date, but in no event later than March 15th of the calendar year following the calendar year in which the RSUs vest.  Accrued Dividend Equivalents that have been credited to the Participant’s account will not be paid with respect to any RSUs that do not vest and are cancelled.  Dividend Equivalents will not be credited with any interest or other return between the date they accrue and the date they are paid to the Participant.

(e)                  Termination of Employment.

(i)                   If, at the time of his or her termination of employment, the Participant is a party to an employment agreement with the Company or one of its Subsidiaries that contains provisions different from those set forth in Section 1.2(e)(ii) below, then such different provisions will control so long as they are in effect and applicable to the Participant at the time of his or her termination of employment.  In the event that any such provision would cause the RSUs to be subject to the requirements of Section 409A, the settlement of the RSUs shall also comply with Section 4.5 hereof.

(ii)                Otherwise, in the event that the Participant’s employment with the Company and its Subsidiaries ends for any reason before the RSUs have vested in accordance with Section 1.2(b) hereof, unless the Committee determines otherwise, the Participant shall forfeit all unvested RSUs (and all unvested Dividend Equivalents accrued thereon) as of the date of such termination of employment.  A “termination of employment” occurs, for purposes of the RSUs, when a Participant is no longer an employee of the Company or any of its Subsidiaries for any reason, including, without limitation, a reduction in force, a sale or divestiture or shut-down of the business for which the Participant works, the

Participant’s voluntary resignation, the Participant’s termination with or without cause or the Participant’s retirement, death or permanent disability.  Also, unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the RSUs, on the date on which the Participant’s employing company ceases to be a Subsidiary.

ARTICLE II

ADJUSTMENT OF AWARDS

Section 2.1 Effect of Certain Corporate Changes.  In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to the RSUs, as it deems appropriate. The Committee may, in its discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

Section 2.2  Adjustment of Performance Goal.  The Committee may adjust or modify the calculation of the Performance Goal, as it determines in its discretion to be appropriate, in accordance with Section [___] of the Plan; provided, however, that to the extent compliance with the requirements of the Section 162(m) Exception is required in order to ensure the deductibility of the RSUs, the Committee shall make such adjustments as are authorized by the Committee at the time the Performance Goal is established by the Committee for the Performance Period.  Adjustments made by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a)                   “Board” shall mean the Board of Directors of the Company.

(b)                   “Certificate” shall mean the Restricted Share Units Certificate, together with the terms and conditions contained herein.

(c)                    “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(d)                   “Code” shall mean the U.S. Internal Revenue Code of l986, as amended, including any successor law thereto and the rules and regulations promulgated thereunder.

(e)                 “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan).

(f)                    “Date of Grant” shall be the date set forth on the Restricted Share Units Certificate.

(g)              “Dividend Equivalent” shall mean an amount in cash equal to the regular cash dividend that would have been paid on the number of shares of Class B Common Stock underlying the RSUs.

(h)              “Fair Market Value” of a share of Class B Common Stock on a given date shall be the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or as reported by any other authoritative source selected by the Company.

(i) “Participant” shall mean the employee named on the Restricted Share Units Certificate.

(j) “Restricted Share Units Certificate” shall have the meaning set forth in Section 1.1 hereof.

(k)                “Section 409A” shall mean Section 409A of the Code and the rules, regulations and guidance promulgated thereunder from time to time.

(l)               “Subsidiary” shall mean a corporation or other entity with respect to which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power), provided that the Committee may also designate any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest corresponding to 50% or less of such voting power as a Subsidiary for purposes of the Plan.

(m) “Target Award” shall mean the target number of RSUs reflected in the Restricted Share Units Certificate.

(n)           “Terms and Conditions” shall mean the Certificate, together with the Plan.

ARTICLE IV

MISCELLANEOUS

Section 4.1   No Rights to Grants or Continued Employment.  Neither the Terms and Conditions nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, or to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.

Section 4.2  Taxes.  The Company or a Subsidiary, as appropriate, shall be entitled to withhold from any RSUs that vest, and from any payment (including payment of accrued dividends) made with respect to the RSUs or otherwise under the Plan to the Participant or a Participant’s estate or any permitted transferee, an amount sufficient to satisfy any U.S. federal, state, local and/or other tax withholding requirements. The Company expects that, in order to satisfy such requirements, it will (i) in connection with the vesting of any RSUs, retain a portion of such shares, and (ii) in connection with the payment any accrued cash dividends, retain a portion of the cash amount that would otherwise be paid. As a condition to receiving this grant of RSUs, the Participant has agreed to the foregoing actions to satisfy such tax withholding requirements. Notwithstanding the foregoing, the Company may, in its discretion and subject to such conditions as it may determine, require or permit the Participant to satisfy such tax withholding requirements through some other means (including without limitation by payment of a cash amount equal to the amount of such tax withholding requirements or by delivery of Class B Common Stock already owned by the Participant having a Fair Market Value equal to the amount of such tax withholding requirements).

Section 4.3  Stockholder Rights; Unsecured Creditor Status.  The grant of RSUs shall not entitle the Participant or a Participant’s estate, any permitted transferee or beneficiary to any rights of a holder of shares of Class B Common Stock, prior to the time that the Participant, the Participant’s estate, any permitted transferee or beneficiary is registered on the books and records of the Company as a stockholder with respect to the shares of Class B Common Stock underlying the RSUs (or, where the shares are permitted to be held in “street” name by a broker designated by the Participant or the Participant’s estate, permitted transferee or beneficiary, until such broker has been so registered).  Except as set forth above under Section 1.2(d) and unless otherwise determined by the Committee in its discretion, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Class B Common Stock for which the record date is prior to the date on which the Participant, a Participant’s estate, any permitted transferee or beneficiary (or broker for any of the following, if applicable) shall become the registered or beneficial holder of such shares of Class B Common Stock.  RSUs constitute unsecured and unfunded obligations of the Company.  As a holder of RSUs, the Participant shall have only the rights of a general unsecured creditor of the Company.

Section 4.4  No Restriction on Right of Company to Effect Corporate Changes.  The Terms and Conditions shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 4.5  Section 409A.  The intent of the Company is that payments and distributions under these Terms and Conditions comply with Section 409A and, accordingly, to the maximum extent permitted, these Terms and Conditions shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, if the Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A), then any portion of any of the Participant’s RSUs that constitutes deferred compensation within the meaning of Section 409A and is payable or distributable upon the Participant’s separation from service shall not be made or provided prior to the earlier of (i) the six-month anniversary of the date of the Participant’s separation from service or (ii) the date of Participant’s death (the “Delay Period”).  All payments and distributions delayed pursuant to this Section 4.5 shall be paid or distributed to the Participant within 30 days following the end of the Delay Period, subject to applicable withholding, and any remaining payments and distributions due thereafter under these Terms and Conditions shall be paid or distributed in accordance with the dates specified for them herein.  In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on the Participant with respect to Section 409A.

Section 4.6  Interpretation.  In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control.

Section 4.7  Breach of Covenants.  In the event that (i) the Participant is party to an employment agreement or other agreement with the Company or one of its Subsidiaries containing restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property, and (ii) the Committee makes a good faith determination at any time that the Participant has committed a material breach of any of such restrictive covenants during the one year period after termination of the Participant’s employment with the Company or a Subsidiary (regardless of the circumstances of the Participant’s termination of employment), then (x) the Participant will be required to return to the Company all shares of Class B Common Stock received by him or her as a result of the vesting of the RSUs during the one year period prior to such breach and the cash payment of related accrued dividends; provided, however, to the extent that any such shares of Class B Common Stock were sold by the Participant, the Participant shall remit to the Company any proceeds realized on the sale of such shares of Class B Common Stock, whether such sale occurred during the one year period prior to such breach or any time after such breach occurs, and (y) notwithstanding any provision of the Certificate or any other agreement between the Company and the Participant, including any agreement referenced in Section 1.2(e) hereof, under no circumstances will any unvested RSUs vest following the Committee’s determination that Participant has committed a material breach.

Section 4.8  Governmental Regulations.  The RSUs shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.9 Headings.  The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Terms and Conditions.

Section 4.10  Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 4.11  Severability.  The provisions of the Certificate are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

Section 4.12  Governing Law.  The Terms and Conditions and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  For purposes of litigating any dispute that arises under this RSU grant or these Terms and Conditions, the parties hereby submit and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

*****************

The Participant will be deemed to have agreed to these Terms and Conditions, unless he or she provides the Company with a written notice of rejection within 30 days of receipt of these Terms and Conditions.  Any such notice may be addressed to the Company at the following email address:  stockplanadministrator@cbs.com.